Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

AND UPDATES 2005 GUIDANCE

Second Quarter 2005 results include:

•                  Net revenues of $49.8 million, an increase of 38% over second quarter 2004

•                  Net income of $8.0 million, an increase of 45% over second quarter 2004

•                  Diluted earnings per share of $0.20 versus diluted earnings per share of $0.14 cents, an increase of 43%, for the second quarter 2004

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non GAAP measure) of $17.8 million, an increase of 36% over second quarter 2004

Guidance for third quarter 2005 and full year 2005:

•                  Third Quarter 2005 guidance

•                  Net revenues of between $56 million and $59 million

•                  Diluted earnings per share of between $0.23 and $0.26

•                  Full Year 2005 guidance

•                  Net revenues of between $208 million and $215 million

•                  Diluted earnings per share of between $0.91 and $0.96

Alpharetta, GA (July 27, 2005) – First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced results for the second quarter and six months ended June 30, 2005.  Net revenues for the second quarter of 2005, which do not yet include any Triglide (fenofibrate) tablets sales, were $49.8 million compared with $36.0 million for the quarter ended June 30, 2004.  Net income for the quarter ended June 30, 2005 was $8.0 million, or $0.20 per diluted share, compared with net income of $5.5 million, or $0.14 per diluted share for the second quarter of 2004.  Cost of revenues was $7.4 million for the second quarter of 2005, producing gross margins of 85%, compared to gross margins of 81% for the second quarter of 2004.  Selling, general and administrative expenses were $24.1 million for the second quarter of 2005 compared with $15.7 million for the quarter ended June 30, 2004.  The increase in selling, general and administrative expenses resulted primarily from the costs associated with adding 125 sales representatives; marketing and sample costs for the launch of Fortamet (Metformin XL) tablets, Altoprev (Lovastatin XR) tablets and OptiNate; and increased royalties.  The Company’s financial results for the third quarter of 2005 will include the impact of the Triglide sales launch, which commenced in July 2005.

For the six months ended June 30, 2005, net revenues increased 33% to $90.8 million from $68.0 million for the six months ended June 30, 2004.  Net income for the first half of 2005 increased 48% to $15.6 million, or $0.39 per diluted share, compared with net income of $10.6 million, or $0.27 per diluted share for the six months ended June 30, 2004.  Cost of revenues was $14.5 million for the first six months of 2005, producing a gross margin of 84%, compared to $12.4 million with a gross margin of 82% for the first six months of 2004.  Selling, general and administrative expenses were $41.8 million for the six months ended June 30, 2005, compared with $29.6 million for the six months ended June 30, 2004.

First Horizon’s CEO and President, Patrick Fourteau, commented, “Net revenues and net income were strong for the second quarter of 2005 due to the addition of Fortamet and Altoprev; the successful launch of our Prenate line extension, OptiNate, and continued strong performance of Sular and Prenate Elite.  We expect Fortamet, Altoprev and OptiNate, as well as our launch of Triglide in July, to make a significant contribution to our growth and profitability during the second half of 2005.”

Cardiology Products

Net revenues of the Company’s Cardiology products, which do not include any Triglide sales, were $34.8 million, or 70% of total sales, for the second quarter of 2005 compared with $20.5 million, or 57% of total sales, for the second quarter of 2004.   The Company added 125 sales representatives to market Fortamet and Altoprev during the quarter.

New prescriptions of Sular (Nisoldipine) tablets increased 17% and total prescriptions increased 19% for the second quarter of 2005 compared with the second quarter of 2004, while new and total prescriptions of Nitrolingual remained flat for the second quarter of 2005 compared with the second quarter of 2004 (Source: IMS Health’s National Prescription Audit Plus™ data).

New prescriptions of Fortamet increased 21% and total prescriptions increased 36% for the second quarter of 2005 compared with the first quarter of 2005 while new prescriptions of Altoprev decreased 10% and total prescriptions decreased 6% for the second quarter of 2005 compared with the first quarter of 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

In May 2005, the Company announced that the US Food and Drug Administration (“FDA”) approved Triglide, a new fenofibrate tablet. Triglide is manufactured and supplied by SkyePharma PLC in accordance within an existing Manufacturing Agreement. The Company launched Triglide in July 2005.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which currently includes the Prenate line and Ponstel (mefenamic acid), were approximately $10.1 million, or 20% of total sales, for the quarter ended June 30, 2005, compared with $4.5 million, or 13% of total sales, for the quarter ended June 30, 2004.  Prenate Elite, the only prescription prenatal vitamin with Metafolin, captured a 14.7% market share of prenatal multi-vitamins new prescriptions and 14.2% market share of prenatal multi-vitamins total prescriptions in June 2005, and garnered approximately 396,000 total prescriptions in the second quarter of 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

In late March 2005, the Company launched OptiNate, a premium prescription prenatal vitamin with an innovative and natural, vegetarian-sourced omega-3 fatty acid, docosahexaenoic acid, commonly referred to as DHA.  OptiNate, which represents the Company’s first line extension to Prenate Elite, competes in the Essential Fatty Acids (EFA) segment of the prescription prenatal vitamin market.  In one quarter, OptiNate captured a 8.8% market share of the segment new prescriptions and 5.6% market share of its total prescriptions as of June 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

2005 Outlook

Third Quarter 2005 - Management believes that revenues and earnings growth anticipated in the third quarter of 2005 will be driven by the increased size of the Company’s sales force, the launch of Triglide and the continuing growth from its leading products, including Fortamet, Altoprev, Sular, Nitrolingual Pumpspray, and the Prenate line.  First Horizon expects third quarter 2005 revenues to be in the range of $56 million to $59 million and diluted earnings per share to be in the range of $0.23 to $0.26.

Full Year 2005 – First Horizon expects full year 2005 revenues to be in the range of $208 million to $215 million and diluted earnings per share to be in the range of $0.91 to $0.96.

Conference Call

First Horizon will host a conference call on Wednesday, July 27, 2005, beginning at 5:00 p.m. Eastern Daylight Time to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.fhrx.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (866) 831-6270 for domestic callers and (617) 213-8858 for international callers.  All callers should use passcode 26193292 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets, sells and develops prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 15 branded prescription products of which eight are actively promoted to high-prescribing physicians through its nationwide sales force of approximately 470 representatives. First Horizon’s web site address is: www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•                  We may not attain expected revenues and earnings;

•                  The 60 mg Altoprev product is currently experiencing manufacturing issues.  If the issues cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected;

•                  If we are unsuccessful in obtaining third party payor contracts for Altoprev, Fortamet and Triglide, we may experience reductions in sales levels and may fail to reach anticipated sales levels;

•                  If demand for Triglide, Fortamet and/or Altoprev exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted;

•                  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs;

•                  Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products;

•                  We may not be able to protect our competitive position for our promoted products from patent infringers;

•                  Sales of our Tanafed and Robinul products have been adversely affected by the introduction of knock-off and generic products, respectively;

•                  An issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

•                  We may incur unexpected costs in integrating new products into our operations;

•                  We may be unable to develop or market line extensions for our products, or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory.  If these risks occur, our operating results would be adversely affected;

•                  Our supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation;

•                  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales substantially and adversely impacting our financial results;

•                  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•                  We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels);

•                  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•                  An adverse judgment in our infringement action with Breckenridge Pharmaceutical, Inc. with respect to our Tanafed products could result in the invalidation of our Tanafed patents, cause us to lose market share for Tanafed products and result in a loss of earnings and profits from Tanafed sales;

•                  If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•                  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

•                  If generic competitors that compete with any of our products are introduced our revenues may be adversely affected; and

•                  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

The Company’s product names are trademarks, in some cases registered, of the Company.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Net revenues	$49,816	$35,990	$90,773	$68,008

Operating costs and expenses:
Cost of revenues	7,353	6,825	14,522	12,400
Selling, general and administrative	24,075	15,737	41,760	29,588
Depreciation and amortization	5,742	4,139	10,105	8,270
Research and development	621	363	886	544
Total operating costs and expenses	37,791	27,064	67,273	50,802

Operating income	12,025	8,926	23,500	17,206

Other income (expense), net	(429)	213	(409)	306

Income before provision for income taxes	11,596	9,139	23,091	17,512
Provision for income taxes	3,592	3,630	7,499	6,956

Net income	$8,004	$5,509	$15,592	$10,556

Net income per common share:
Basic	$0.23	$0.15	$0.44	$0.29
Diluted	$0.20	$0.14	$0.39	$0.27

Weighted average common shares outstanding:
Basic	35,029	36,000	35,047	35,872
Diluted	42,415	43,825	42,453	41,228

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	Dec. 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,415	$36,586
Marketable securities	83,950	160,636
Accounts receivable, net	26,980	23,833
Inventories	33,878	15,824
Other current assets	18,797	16,438
Total current assets	177,020	253,317

Property and equipment, net	5,369	5,110

Other assets:
Intangibles, net	319,507	229,953
Other assets	4,508	10,104
Total other assets	324,015	240,057

Total assets	$506,404	$498,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,524	$14,569
Accrued expenses	17,143	20,508
Total current liabilities	29,667	35,077

Long-term liabilities:
Convertible debt	150,000	150,000
Other long-term liabilities	6,000	4,998
Total liabilities	185,667	190,075

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	287,827	288,335
Retained earnings	58,907	43,315
Deferred compensation	(230)	—
Accumulated other comprehensive loss	(2,613)	(87)
Treasury stock	(23,190)	(23,190)
Total stockholders’ equity	320,737	308,409

Total liabilities and stockholders’ equity	$506,404	$498,484

FIRST HORIZON PHARMACEUTICAL CORPORATION

Reconciliation of EBITDA*

(Unaudited, in thousands)

	For the	For the
	Quarter	Six Months
	Ended	Ended
	June 30,	June 30,
	2005	2005
Net income as reported (GAAP)	$8,004	$15,592
Add: Other loss, net	429	409
Add: Provision for income taxes	3,592	7,499
Add: Depreciation and amortization	5,742	10,105
Earnings before interest, taxes, depreciation and amortization	$17,767	$33,605

* The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cash flow.  EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
866-352-4401
ir@fhrx.com